Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 9th day of September, 2019 by and among First Defiance Financial Corp. (“First Defiance”), an Ohio-chartered corporation and savings and loan holding company, First Federal Bank of the Midwest (“First Federal”), a federally chartered stock savings bank, both of which are located in Defiance, Ohio (collectively, the “Company”), and Gary M. Small, an individual (hereinafter referred to as “Executive”).

WITNESSETH:

WHEREAS, United Community Financial Corp. (“UCFC”), Home Savings Bank, an Ohio-chartered commercial bank (“Home Savings”), and Executive are party to an Employment Agreement, dated as of February 20, 2018 (the “Prior Employment Agreement”);

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of September 9, 2019 (the “Merger Agreement”), by and between the Company and UCFC;

WHEREAS, effective as of the Effective Time (as defined in the Merger Agreement), the Company desires that this Agreement supersede the Prior Employment Agreement and to employ Executive on the terms set forth in this Agreement; and

WHEREAS, Executive and the Company desire to enter into this Agreement to set forth the terms and conditions of the employment relationship between the Company and Executive.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, the Company and Executive, each party intending to be legally bound, hereby agree as follows:

1. Employment and Term.

(a) Term. The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, subject to the terms and subject to the conditions of this Agreement, for the period commencing on the date of the closing of the transactions contemplated by the Merger Agreement (the “Effective Date”) and ending on the third (3rd) anniversary thereof (the “Initial Term”). Unless a Non-Renewal Notice (as defined below) is given as herein provided or Executive’s employment is earlier terminated in accordance with the terms hereof, commencing on the first (1st) anniversary of the Effective Date and on each anniversary of the Effective Date thereafter, the term of Executive’s employment under this Agreement shall be extended automatically for an additional twelve (12)-month period. The Company or Executive may elect to terminate the automatic extension of the Employment Term (as defined below) by giving written notice of such election not less than ninety (90) days prior to the end of the then-current term (the “Non-Renewal Notice”). The Initial Term and any renewal term are referred to herein as the “Employment Term.” The portion of the Employment Term commencing on the Effective Date and ending on the second (2nd) anniversary of the Succession Date (as defined below) shall be referred to herein as the “Initial Period.” The Employment Term may be terminated as set forth in Section 4 of this Agreement.

(b) Resignation of All Other Positions. Upon termination of Executive’s employment hereunder for any reason, Executive shall be deemed to have resigned from all positions that Executive holds with the Company and any of its Affiliates (as defined below), including as an officer or member of the Board of Directors of the Company (the “Board”) or a committee thereof. For purposes of this Agreement, an “Affiliate” shall mean any corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, trust, association or organization that controls, is controlled by or is under common control with the Company.

2. Duties and Positions of Executive.

(a) General Duties and Responsibilities. During the Employment Term, Executive shall serve as the President of First Defiance and First Federal and, until the Bank Merger (as defined in the Merger Agreement), Home Savings (First Federal and Home Savings, collectively, the “Bank”). In addition to the foregoing positions, on a date (the “Succession Date”) between January 1, 2021 and June 30, 2021 to be determined by the Board following the Effective Date, Executive shall be appointed to the position of Chief Executive Officer; provided that, if Donald P. Hileman (the “Current CEO”) ceases to serve as Chief Executive Officer of the Company for any reason, the Succession Date shall be the date of the Current CEO’s cessation of service. During the Employment Term, Executive shall also be nominated and/or appointed as a member of both the Board and the board of directors of the Bank. During the Employment Term, Executive shall report directly to the Current CEO through the Succession Date and solely and directly to the Board thereafter. In such positions, Executive shall have such duties and authority customarily associated with such positions. Executive will further perform such other duties and hold such other positions related to the business of the Company and its Affiliates as may from time to time be reasonably requested of Executive by the Board. Executive shall perform his services at such business location(s) as reasonably determined by Executive and the Board, it being understood that Executive will not be required to move his primary personal residence.

(b) Devotion of Entire Time to the Business of the Company. During the Employment Term, Executive shall devote his full business time, ability and attention during normal business hours to the faithful performance of his duties under this Agreement. Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any person or organization other than the Company or its Affiliates without the prior written consent of the Board; provided, however, that Executive shall not be precluded from (i) taking such vacation or sick leave as is applicable to Executive, (ii) pursuing personal investments that do not interfere or conflict with the performance of his duties to the Company, (iii) reasonably participating in community, civic, charitable or similar organizations, or in industry-related activities, including, but not limited to, attending state and national trade association meetings, and (iv) serving as an officer, director, trustee or committee member of a state or national trade association or the Federal Home Loan Bank, or such other regulatory governing body.

(c) Standards. During the Employment Term, Executive shall perform his duties in accordance with such reasonable standards expected of executives with comparable positions in comparable organizations and as may be established from time to time by the Board.

3. Compensation and Review.

(a) Base Salary. During the Employment Term, Executive will receive an annual base salary of $480,000 (or if higher, the base salary of Executive in effect as of immediately prior to the Effective Date), subject to review annually for increase (but not decrease), with the first adjustment (if determined to be appropriate) to occur based on the Peer Review Process (as defined below) on the timing contemplated under Section 3(h) of this Agreement. For purposes of this Agreement, the initial annual base salary, together with any increase(s), will be referred to herein the “Base Salary.” The Base Salary will be payable in accordance with the Company’s regular payroll payment practices, but not less frequently than monthly.

(b) Special Equity Retention Grant. On or as soon as reasonably practicable following the Succession Date (but in no event later than thirty (30) days following the Succession Date), the Company shall grant to Executive an award (the “Equity Retention Award”) of restricted common stock of the Company having a grant date fair value equal to $750,000. The Equity Retention Award shall vest in one-fifth (1/5) installments upon each of the first (1st), second (2nd), third (3rd), fourth (4th) and fifth (5th) anniversaries of the Succession Date and shall have voting rights and be entitled to dividends when paid to shareholders generally.

(c) Annual Cash Incentive Awards. During each year of the Employment Term, Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”), with a target opportunity of not less than fifty percent (50%) of the Base Salary (the “Target Annual Bonus”), subject to review annually for increase (but not decrease), with the first such adjustment (if determined to be appropriate) to occur based on the Peer Review Process on the timing contemplated pursuant to Section 3(h) of this Agreement. The Annual Bonus shall be payable in accordance with the incentive bonus plan applicable to other senior executives that the Company may adopt and implement from time to time. Nothing contained in this Section 3(c) shall obligate the Company to institute, maintain or refrain from changing, amending or discontinuing any incentive bonus plan, so long as such changes are similarly applicable to other senior executive employees under such plan.

(d) Annual Long-Term Incentive Awards. During each year of the Employment Term, Executive shall be eligible to be granted annual long-term incentive awards (the “Annual Long-Term Awards”), with a target grant date fair value of not less than forty percent (40%) of the Base Salary, subject to review annually for increase (but not decrease), with the first such adjustment (if determined to be appropriate) to occur based on the Peer Review Process on the timing contemplated pursuant to Section 3(h) of this Agreement. The grant timing, form and terms and conditions of such Annual Long-Term Awards shall be no less favorable than those applicable to the Current CEO prior to the Succession Date (with termination protections to be no less favorable than as set forth in this Agreement).

(e) Fringe Benefits. During the Employment Term, the Company will provide Executive with all health and life insurance coverages, disability programs, tax-qualified retirement plans, equity compensation programs and similar fringe benefit plans (including, but not limited to, supplemental disability (as described below) and additional life insurance (on the same basis and coverage levels as in effect immediately prior to the Effective Date)), paid holidays, paid vacation, perquisites and such other fringe benefits (including, but not limited to, the payment of Executive’s dues at one (1) or more country clubs or social clubs) of employment on terms that are no less favorable than those provided to Executive immediately prior to the Effective Date (or to the Current CEO prior to the Succession Date, if more favorable).

(f) Supplemental Disability. During the Employment Term, the Company shall provide Executive with supplemental disability coverage to ensure that total disability benefits are equivalent to sixty percent (60%) of the Base Salary, up to a maximum benefit of $35,000 per month, pursuant to the policy in effect as of immediately prior to the Effective Date or, as determined by the Company, a replacement policy that provides equivalent benefits.

(g) Expenses. The Company shall reimburse Executive for reasonable travel, industry, entertainment and miscellaneous expenses incurred in connection with the performance of Executive’s duties under this Agreement, including participation in industry-related activities, in accordance with any policies or procedures of the Company pertaining to reimbursement of such expenses to senior executives, as in effect from time to time.

(h) Review for New Peer Group. Each year, on or about the anniversary of the Effective Date, the compensation and benefits of Executive shall be reviewed for upward adjustment to ensure that Executive’s compensation and benefits are commensurate with market practices for his role with the Company relative to the Company’s peer group (determined taking into account the effect of the transactions contemplated in the Merger Agreement, and updated in the ordinary course thereafter) (the “Peer Review Process”). The first such adjustments (if determined to be appropriate, consistent with the Peer Review Process) during the Employment Term shall occur as soon as practicable following the Effective Date (and in no event later than thirty (30) days following the Effective Date) with application for the 2020 fiscal year of the Company; provided that, prior to the Succession Date, the Base Salary shall not be less than eighty percent (80%) of the annual base salary of the Current CEO. The Compensation Committee of the Board shall have sole discretion with respect to all determinations related to or arising from the Peer Review Process. Any such adjustments shall be made in accordance with the Company’s charter documents and applicable laws, rules or regulations, including those of any listing agency applicable to the Company, by either the Board or the Compensation Committee of the Board.

4. Termination of Employment.

(a) Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Employment Term. If the Disability (as defined below) of Executive occurs during the Employment Term, the Company may provide Executive with written notice in accordance with Section 24 of this Agreement of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by Executive (the “Disability Effective Date”); provided that, within the thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean a physical or mental impairment that renders Executive incapable of performing the essential functions of Executive’s job, on a full-time basis, taking into account reasonable accommodation as required by law, as determined by a physician who is selected by the agreement of the Executive (or his guardian) and the Company, for a period of greater than one hundred fifty (150) consecutive days. In the absence of a beneficiary designation by Executive, or if Executive’s designated beneficiary does not survive Executive, payments and benefits described in this Section 4(a) will be paid to Executive’s estate.

(b) Cause. The Company may terminate the Employment Term and Executive’s employment upon notice at any time with or without Cause. For purposes of this Agreement, “Cause” shall mean any of the following: (i) Executive’s continued intentional failure or refusal to materially abide by the terms and conditions of this Agreement or perform substantially Executive’s assigned duties (other than as a result of total or partial incapacity due to Disability); (ii) Executive’s engagement in willful misconduct, including, without limitation, fraud, embezzlement, theft or dishonesty, in the course of Executive’s employment with the Company; (iii) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or a crime other than a felony, which felony or crime involves moral turpitude or a breach of trust or fiduciary duty owed to the Company or any of its Affiliates; or (iv) Executive’s disclosure of material trade secrets or material non-public confidential information of the Company or any of its Affiliates in violation of the Company’s policies that apply to Executive or any agreement with the Company or any of its Affiliates in respect of confidentiality, nondisclosure or otherwise. No act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that his action or omission was in the best interests of the Company and its Affiliates. If an action or omission constituting Cause (other than pursuant to clause (iii)) is curable, Executive may be terminated only if Executive has not cured such action or omission within thirty (30) days following written notice thereof from the Company. Further, Executive will not be deemed to be discharged for Cause unless and until there is delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a majority (or any higher threshold contemplated by Section 4(e) of this Agreement) of the authorized number of directors on the Board, at a meeting called and duly held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel for Executive, to be heard before the Board), finding in good faith that Executive is guilty of the conduct set forth above and specifying the particulars thereof in reasonable detail.

(c) Good Reason. Executive’s employment may be terminated by Executive with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean a material and adverse change in the terms and conditions of Executive’s employment, without Executive’s written consent, and shall include the occurrence of the following:

(i) absent Executive’s agreement, a failure of the Board to appoint Executive as Chief Executive Officer of the Company by June 30, 2021 (or, if earlier, the date the Current CEO ceases to be Chief Executive Officer of the Company);

(ii) a material diminution in Executive’s titles, positions, authority, duties or responsibilities or a failure to appoint Executive to the positions at the times contemplated herein;

(iii) a requirement that Executive report to any person or entity other than the Current CEO or the Board through the Succession Date or the Board on or after the Succession Date;

(iv) a reduction in the Base Salary, Target Annual Bonus or target Annual Long-Term Awards opportunity;

(v) a material change in the geographic location in which Executive must perform services under this Agreement. For purposes of this Agreement, “a material change in the geographic location” shall mean a location that results in a one (1)-way commute that is greater than seventy-five (75) miles (based on the distance from Executive’s primary place of residence as of immediately prior to the Effective Date), it being understood that the need to spend time in Defiance, Ohio shall not be considered a material change;

(vi) the Board provides notice to Executive that it will not renew this Agreement or offer Executive a substantially similar agreement; or

(vii) any other action or inaction that constitutes a material breach of this Agreement, including a reduction in the fringe benefits provided to Executive from those contemplated by this Agreement.

Executive shall provide written notice to the Company of the existence of one (1) or more of the conditions giving rise to Good Reason within ninety (90) days following his knowledge of the initial existence of such condition or conditions, and the Company shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, Executive must terminate employment, if at all, within ninety (90) days following the Cure Period for such termination to constitute a termination for Good Reason. Executive’s mental or physical incapacity following the occurrence of an event described above shall not affect his ability to terminate employment for Good Reason.

(d) Notice of Termination. Any termination of employment by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 24 of this Agreement. For purposes of this Agreement, the term “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than thirty (30) days after the giving of such notice). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s respective rights hereunder.

(e) Date of Termination. For purposes of this Agreement, the term “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or such later date specified in the Notice of Termination, as the case may be, (ii) if Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies Executive of such termination, (iii) if Executive resigns without Good Reason, the date on which Executive notifies the Company of such termination, or (iv) if Executive’s employment is terminated by reason of death or Disability, the date of Executive’s death or the Disability Effective Date, as the case may be; provided, however, that, notwithstanding the foregoing, any termination of Executive (whether with or without Cause or due to Disability) or the decision to take action that would give rise to a claim by Executive of Good Reason shall require approval of at least a majority of the authorized number of directors on the Board; provided that, during the Initial Period and the two (2) years following a Change in Control (as defined below), approval of at least seventy-five percent (75%) of the authorized number of directors on the Board shall be required. Without limiting the generality of the foregoing, Executive need not be invited to participate in the vote. Notwithstanding the foregoing, in no event shall the Date of Termination occur until Executive experiences a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the date on which such separation from service takes place shall be the “Date of Termination.”

5. Obligations of the Company upon Termination.

(a) Death or Disability. In the event that during the Employment Term Executive’s employment is terminated due to death or Disability, Executive or Executive’s beneficiary (as designated in by Executive in writing with the Company prior to Executive’s death) or, in the absence of a beneficiary designation by Executive, subject to Section 5(f), Executive’s estate shall be entitled to the following payments and benefits:

(i) any accrued and unpaid base salary and Annual Bonus award, any accrued and unused paid time off and any unreimbursed business expenses (the “Accrued Obligations”), which shall be paid within thirty (30) days following the Date of Termination, and any benefits payable in accordance with, and at the times contemplated by, the terms of any other benefit plan of the Company or its Affiliates (the “Other Benefits”);

(ii) a Target Annual Bonus for the year of termination, prorated based on the number of days elapsed in the year as of the Date of Termination (the “Prorated Annual Bonus”), which shall be paid within sixty (60) days following the Date of Termination; and

(iii) (A) accelerated vesting in full of any unvested time-vesting long-term incentive awards, (B) any performance-vesting long-term incentive awards for which the performance period is complete shall vest in full and any such awards for which the performance period is not complete shall be earned as provided in the applicable award agreement and vest in full and (C) any vested stock options shall remain exercisable for the full remaining term (collectively, the “LTI Benefit”).

In addition, in the event of Executive’s death, Executive’s beneficiary (or Executive’s estate) shall be paid ninety (90) days of Base Salary in a lump sum within sixty (60) days following the Date of Termination. In the event of Executive’s Disability, Executive shall receive a cash payment equal to eighteen (18) months of COBRA premiums for the coverage Executive had in place on the Date of Termination (the “COBRA Amount”), which shall be paid in a lump sum within sixty (60) days following the Date of Termination, and the group and supplemental life insurance applicable to Executive shall be maintained until Executive attains age sixty-five (65) (whether on an insured or self-insured basis).

(b) Termination Without Cause or for Good Reason. Upon the involuntary termination of Executive’s employment by the Company other than for Cause, death or Disability, or Executive’s voluntary termination of service for Good Reason during the Employment Term, subject to the terms of this Agreement, including Section 5(f), Executive shall be entitled to the following payments and benefits:

(i) the Accrued Obligations, which shall be paid within thirty (30) days following the Date of Termination, and Other Benefits;

(ii) a cash payment equal to the product of (A) the Severance Multiple (as defined below) multiplied by (B) the sum of Executive’s (x) Base Salary and (y) Target Annual Bonus (or if higher, the Annual Bonus paid or payable to Executive in respect of the most recently completed performance year), which shall be paid within sixty (60) days following the Date of Termination;

(iii) the COBRA Amount, which shall be paid within sixty (60) days following the Date of Termination;

(iv) the Prorated Annual Bonus, which shall be paid within sixty (60) days following the Date of Termination; and

(v) the LTI Benefit.

For purposes of this Agreement, the “Severance Multiple” shall be two (2), other than in the event of a termination of employment during the Initial Period or the period six (6) months before or two (2) years following a Change in Control (as defined below) occurring after the Effective Date, in which case the Severance Multiple shall be 2.99 (such higher multiple, the “Change in Control Severance Multiple”).

(c) Definition of Change in Control. For purposes of this Agreement, a “Change in Control” shall mean the occurrence of the following:

(i) an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 30% or more of either (A) the then outstanding shares of common stock of First Defiance (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of First Defiance entitled to vote generally in the election of directors (the “Outstanding Company Voting

Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from First Defiance; (2) any acquisition by First Defiance; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by First Defiance or any entity controlled by First Defiance; or (4) any acquisition by any entity pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) of this Section 5(c); or

(ii) a change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that, for purposes of this Section 5(c), any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election by First Defiance’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered as a member of the Incumbent Board; or

(iii) the consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving First Defiance or any of its subsidiaries or sale or other disposition of all or substantially all of the assets of First Defiance, or the acquisition of assets or securities of another entity by First Defiance or any of its subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or, for a noncorporate entity, equivalent securities), as the case may be, of the entity resulting from such Business Combination (including an entity that, as a result of such transaction, owns First Defiance or all or substantially all of First Defiance’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of First Defiance or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination; and (C) at least a majority of the members of the board of directors (or, for a noncorporate entity, equivalent body or committee) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) the approval by the shareholders of First Defiance of a complete liquidation or dissolution of First Defiance.

(d) Cause; Other than for Good Reason. If, during the Employment Term, Executive’s employment is terminated by the Company for Cause or Executive terminates his employment other than for Good Reason, this Agreement shall terminate without further obligations to Executive other than the obligation to pay to Executive the Accrued Obligations, which shall be paid within thirty (30) days following the Date of Termination, and the Other Benefits.

(e) Excess Parachute Payment.

(i) Notwithstanding anything in this Agreement to the contrary, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to the Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Agreement Payments shall be so reduced only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, Executive shall receive all Agreement Payments to which the Executive is entitled hereunder.

(ii) If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 5(e) shall be binding upon the Company and Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the Date of Termination. For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits in the following order: (i) cash payments that may not be valued under Treas. Reg. § 1.280G-1, Q&A-24(c) (“24(c)”), (ii) equity-based payments that may not be valued under 24(c), (iii) cash payments that may be valued under 24(c), (iv) equity-based payments that may be valued under 24(c) and (v) other types of benefits. With respect to each category of the foregoing, such reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and next with respect to payments that are deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the Accounting Firm’s determination. All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.

(iii) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement that should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts that will have not been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”). In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or Executive that the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Executive shall be repaid by Executive to the Company (as applicable) together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(iv) To the extent requested by Executive, the Company shall cooperate with Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by Executive (including, without limitation, Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant) before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

(v) The following terms shall have the following meanings for purposes of this Section 5(e):

(A) “Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by First Defiance prior to a Change in Control for purposes of making the applicable determinations hereunder and is reasonably acceptable to Executive, which firm shall not, without Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control.

(B) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws that applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to Executive in the relevant tax year(s).

(C) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

(D) “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.

(E) “Safe Harbor Amount” shall mean 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(vi) The provisions of this Section 5(e) shall survive the expiration of this Agreement.

(f) Release. As a condition to receiving any payments, other than payment of the Accrued Obligations and Other Benefits, pursuant to this Agreement, Executive agrees to release the Company and all of its Affiliates, employees and directors from any and all claims that Executive may have against the Company and all of its Affiliates, employees and directors up to and including the date Executive (or, in the event of Executive’s death or Disability, his estate or guardian, as applicable) signs a Waiver and Release of Claims (the “Release”), which form shall provide for such waivers and/or revocation periods as are required by, or advisable under, applicable federal law and/or regulation, and which Release shall be substantially in the form set forth in Appendix A to this Agreement. Notwithstanding anything to the contrary in this Agreement, Executive acknowledges that Executive is not entitled to receive, and will not receive, any payments pursuant to this Agreement unless and until Executive provides the Company with said Release prior to the first (1st) date that payment is to be made or is to commence; and if the release execution period begins in one (1) taxable year and ends in another taxable year, payment shall not be made until the beginning of the second (2nd) taxable year.

(g) Coordination of Benefits. If Executive’s employment is terminated for Disability or by the Company without Cause or by Executive for Good Reason and, after such termination, Executive becomes entitled to payments based on the Change in Control Severance Multiple, Executive shall receive the payments pursuant to the Change in Control Severance Multiple, in a lump sum at the time of the Change in Control, less the amount of any payments previously paid pursuant to Sections 5(a) and 5(b) of this Agreement.

6. Attorneys’ Fees. It is the intent of the Company that Executive obtain the benefits of this Agreement without reduction due to the need to expend funds to pay costs or expenses (including attorneys’ fees) to enforce this Agreement. Therefore, in the event Executive determines it is necessary to expend such funds to enforce the terms and conditions of this Agreement, the Company shall indemnify and hold harmless Executive for all reasonable costs and expenses (including attorneys’ fees) incurred by Executive to enforce this Agreement, and the Company shall, upon demand by Executive, promptly advance or reimburse Executive for such costs and expenses as incurred. Executive shall repay such funds to such Company if and only if Executive brings a legal action to enforce this Agreement and a final non-appealable order is entered in such action that all of Executive’s claims are frivolous.

7. Withholding. All payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to federal, state and local tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

8. Indemnification; Insurance.

(a) Indemnification. The Company agrees to indemnify Executive to the fullest extent permitted under applicable law and regulations and the organizational documents of the Company, on a basis no less favorable than that applicable to other directors and senior executives of the Company.

(b) Insurance. During the Employment Term and thereafter for so long as the potential for liability exists, the Company shall provide Executive (and his heirs, executors and administrators) with coverage under a directors’ and officers’ liability policy at the Company’s expense at least equivalent to such coverage otherwise provided to the other directors and senior executives of the Company.

9. No Duty of Mitigation. Executive shall not be required to mitigate the amount of any payment made pursuant to Section 5 of this Agreement if Executive accepts other compensation for employment with another entity.

10. Special Regulatory Events. Notwithstanding anything to the contrary contained herein, Executive acknowledges and agrees that any payments made to Executive pursuant to this Agreement are subject to and conditioned on compliance with the provisions of 12 U.S.C. § 1828(k) and Part 359 of the Federal Deposit Insurance Corporation (“FDIC”) regulations (12 C.F.R. Part 359), which contain certain prohibitions and limitations on the making of “golden parachute” and certain indemnification payments by FDIC-insured institutions and their holding companies. In the event any payments to Executive pursuant to this Agreement are prohibited or limited by the provisions of such statute or regulation, the Company will use its commercially reasonable efforts to obtain the consent of the appropriate regulatory authorities to the payment to Executive of the maximum amount that is permitted (up to the full amount due under the terms of this Agreement).

11. Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating with, merging into or transferring all, or substantially all, of its assets to another corporation that assumes all its obligations and undertakings hereunder. Upon such a consolidation, merger or transfer of assets, the term “Company” as used herein shall mean such other corporation or entity, and this Agreement shall continue in full force and effect.

12. Noncompetition and Nonsolicitation Covenant. Executive agrees that, during the Employment Term, including any extension thereof, and for a period of one (1) year following Executive’s termination of his employment for any reason, Executive shall not, without the express written consent of the Company:

(a) be engaged, directly or indirectly, within those counties in which the Company is engaged in deposit-taking activities at the time of Executive’s termination of employment, as a partner, officer, director, employee, consultant, independent contractor, security holder or owner of any entity engaged in any business activity competitive with that of the Company or its Affiliates; provided, however, nothing in this Agreement shall prevent Executive from owning or acquiring an interest in any entity engaged in any competitive business activity if such interest does not constitute “control” as defined in 12 C.F.R. Section 303.81(c);

(b) call upon or solicit, either for Executive or for any other person or firm that engages in competition with any business operation actively conducted by the Company or any of its Affiliates during the Employment Term, any customer with whom the Company or any of its Affiliates directly conducts business during the Employment Term, or interfere with any relationship, contractual or otherwise, between the Company or any of its Affiliates and any customer with whom the Company or any of its Affiliates directly conducts business during the Employment Term; or

(c) induce or solicit any person who is at the date of termination or was during the twelve (12) months preceding termination an employee, officer or agent of the Company or any Affiliate to terminate said relationship, except as pursuant to Executive’s duties for the Company.

In the event of a breach by Executive of any covenant set forth in this Section 12, the term of such covenant will be extended by the period of the duration of such breach and such covenant as so extended will survive any termination of this Agreement, but only for the limited period of such extension.

The restrictions on competition provided herein may be enforced by the Company and/or any successor thereto by an action to recover payments made under this Agreement, an action for injunction and/or an action for damages. The provisions of this Section 12 constitute an essential element of this Agreement without which the Company would not have entered into this Agreement. Notwithstanding any other remedy available to the Company at law or in equity, the parties hereto agree that the Company or any successor thereto will have the right, at any and all times, to seek injunctive relief so as to enforce the terms and conditions of this Section 12.

If the scope of any restriction contained in this Section 12 is too broad to permit enforcement of such restriction to its fullest extent, then such restriction will be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

13. Confidential Information. Executive will hold in a fiduciary capacity, for the benefit of the Company, all secret or confidential information, knowledge and data relating to the Company and any of its Affiliates (“Confidential Information”) that shall have been obtained by Executive in connection his employment with the Company and that is not public knowledge (other than by acts by Executive or his representatives in violation of this Agreement). During the Employment Term and after termination of Executive’s employment with the Company, Executive will not, without the prior written consent of the Company, communicate or divulge any material non-public Confidential Information to anyone other than the Company or those designated by the Company, unless the communication of such information, knowledge or data is required pursuant to a compulsory proceeding in which Executive’s failure to provide such information, knowledge or data would subject Executive to criminal or civil sanctions and then only if Executive provides notice to the Company prior to disclosure.

The restrictions imposed on the release of information described in this Section 13 may be enforced by the Company and/or any successor thereto by an action for injunction or an action for damages. The provisions of this Section 13 constitute an essential element of this Agreement without which the Company would not have entered into this Agreement. Notwithstanding any other remedy available to the Company at law or in equity, the parties hereto agree that the Company or any successor thereto will have the right, at any and all times, to seek injunctive relief so as to enforce the terms and conditions of this Section 13.

If the scope of any restriction contained in this Section 13 is too broad to permit enforcement of such restriction to its fullest extent, then such restriction will be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

By executing this Agreement, Executive acknowledges that he hereby has been notified by this writing, in accordance with the Defend Trade Secrets Act of 2016, that (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; (ii) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal; and (iii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

Furthermore, and notwithstanding anything to the contrary herein, nothing in this Agreement shall (x) limit Executive’s right to voluntarily communicate with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local government agency or to discuss the terms and conditions of Executive’s employment with others to the extent permitted by Section 7 of the National Labor Relations Act, (y) limit Executive’s ability to communicate with or participate in any investigation or proceeding (including by providing documents or other information without notice to the Company) regarding possible violations of federal securities laws that may be conducted by the Securities and Exchange Commission, the Department of Justice, the Consumer Financial Protection Bureau or the Commodity Futures Trading Commission or (z) prohibit Executive from making truthful statements in response to any subpoena or other legal process, or as otherwise required or protected by applicable law.

14. Non-Assignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Executive or his beneficiaries or legal representatives without the Company’s prior written consent; provided, however, that nothing in this Section 14 shall preclude Executive from designating a beneficiary to receive any benefits payable hereunder upon his death or the executors, administrators or legal representatives of Executive or his estate from assigning any rights hereunder to the person or persons entitled thereto.

15. No Attachment. Except as required by law, no right to receive payment under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process of assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

16. Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, Executive and the Company and their successors and assigns.

17. Amendment of Agreement. This Agreement may not be modified or amended, except by an instrument in writing signed by the parties hereto.

18. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than the act specifically waived.

19. Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect the other provisions of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with applicable law, continue in full force and effect.

20. Headings. The headings of the sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

21. Effect of Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes and replaces any prior employment agreement between the Company or any of its Affiliates or any predecessor of the Company or any of its Affiliates, on the one hand, and Executive, on the other hand, including the Prior Employment Agreement, as of the Effective Date.

22. Governing Law. This Agreement has been executed and delivered in the State of Ohio and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Ohio, without reference to principles of conflict of laws, except to the extent that federal law is governing.

23. WAIVER OF JURY TRIAL. THE COMPANY AND EXECUTIVE, EACH AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, OR RELATED TO, THIS AGREEMENT. NO PARTY SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY LITIGATION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LITIGATION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

24. Notices. Any notice required or permitted under this Agreement shall be in writing and either delivered personally or sent by nationally recognized overnight courier, express mail or certified or registered mail, postage prepaid, return receipt requested, at the following respective address unless the party notifies the other party in writing of a change of address:

If to the Company:

First Defiance Financial Corp.

601 Clinton Street

Defiance, Ohio 43512

Attn: Chairman of the Board

With a copy to:

Barack Ferrazzano Kirshbaum & Nagleberg LLP

200 West Madison Street

Suite 3900

Chicago, Illinois 60606

Attention: Robert M. Fleetwood, Esq.

Electronic mail: robert.fleetwood@bfkn.com

If to Executive:

Gary M. Small

At the last address on file with the Company

A notice delivered personally shall be deemed delivered and effective as of the date of delivery. A notice sent by overnight courier or express mail shall be deemed delivered and effective one (1) business day after it is deposited with the postal authority or commercial carrier.

A notice sent by certified or registered mail shall be deemed delivered and effective two (2) business days after it is deposited with the postal authority.

25. Code Section 409A Requirements.

(a) Treatment of Reimbursements and/or In-Kind Benefits. Notwithstanding anything in this Agreement to the contrary, any reimbursements or in-kind benefits provided under this Agreement (including any reimbursement for or provision or in-kind medical benefits beyond the period of time described in Treasury Regulation § 1.409A-1(b)(9)) shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year of Executive may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Executive, (iii) the reimbursement of an eligible expense will be made no later than the last day of Executive’s taxable year following the year in which the expense is incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b) Six (6)-Month Distribution Delay for Specified Employees. Notwithstanding anything in this Agreement to the contrary, in the event that Executive is a “specified employee” (as defined in Code Section 409A) of the Company or any of its Affiliates, as determined pursuant to the Company’s policies for identifying specified employees, on the date of Executive’s termination of employment and Executive is entitled to a payment and/or a benefit under this Agreement that is required to be delayed pursuant to Code Section 409A(a)(2)(B)(i), then such payment or benefit, as applicable, shall not be paid or provided (or begin to be paid or provided) until the first (1st) day of the seventh (7th) month following the date of Executive’s termination of employment (or, if earlier, the date of Executive’s death). The first (1st) payment that can be made to Executive following such period shall include the cumulative amount of any payments or benefits that could not be paid or provided during such period due to the application of Code Section 409A(a)(2)(B)(i).

(c) Compliance with Code Section 409A. The parties intend that this Agreement comply with, or be exempt from, the requirements of Code Section 409A, as applicable, and, to the maximum extent permitted by law, shall administer, operate and construe this Agreement accordingly. For purposes of the limitations on nonqualified deferred compensation under Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the deferral election rules of Code Section 409A and the exclusion from Code Section 409A for certain “short-term deferrals.” Any amounts payable solely on account of an “involuntary separation from service” within the meaning of Code Section 409A shall be excludible from the requirements of Code Section 409A, either as “separation pay” or as a “short-term deferral” to the maximum possible extent. Nothing herein shall be construed as the guarantee of any particular tax treatment to Executive, and none of the Company, its Affiliates or their respective boards of directors shall have any liability with respect to any failure to comply with the requirements of Code Section 409A.

26. Survivability. The provisions of this Agreement that by their terms call for performance subsequent to the termination of either Executive’s employment or this Agreement (including the terms of Sections 5, 6, 8, 12 and 13) shall so survive such termination.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has signed this Agreement, each as of the day and year first above written.

FIRST DEFIANCE FINANCIAL CORP.

By:	/s/ Paul Nungester
Name:	Paul Nungester
Title:	CFO

FIRST FEDERAL BANK OF THE MIDWEST

By:	/s/ Paul Nungester
Name:	Paul Nungester
Title:	CFO

EXECUTIVE:

/s/ Gary M. Small
Name:	Gary M. Small

FORM OF WAIVER AND RELEASE

The parties to this Waiver and Release (this “Agreement”), First Defiance Financial Corp. (“First Defiance”), an Ohio-chartered corporation and savings and loan holding company, First Federal Bank of the Midwest (“First Federal”), a federally chartered stock savings bank, both of which are located in Defiance, Ohio, and their respective affiliates, parents, successors, predecessors and subsidiaries (collectively, the “Company”) and Gary M. Small, an individual (hereinafter referred to as the “Executive”), agree that:

Executive and the Company now wish to terminate their employment relationship effective _______________, 20__ in a manner that is satisfactory to both Executive and the Company.

Executive and the Company, for the good and valuable consideration stated below, the sufficiency of which is acknowledged, agree as follows:

A. In exchange for the severance payments and benefits under Section [•] of the Employment Agreement between Executive and the Company, dated as of [•] (the “Employment Agreement”), Executive, including Executive’s heirs, administrators, executors, spouse, if any, successors, estate, representatives and assigns and all others claiming by or through Executive, voluntarily and knowingly releases the Company, its parent companies and their subsidiaries, divisions, affiliates, related companies, predecessors, successors, partners, members, directors, officers, trustees, employees, independent contractors, consultants, stockholders, owners, attorneys, agents, benefit plans, subrogees, insurers, representatives and assigns, whether alleged to have acted in their official capacities or personally (collectively, the “Released Parties”), completely and forever from any and all claims, causes of action, suits, contracts, promises, or demands of any kind that Executive may now have, whether known or unknown, intentional or otherwise, from the beginning of time to the Effective Date of this Agreement, with the sole and limited exception of the rights and claims reserved in Paragraph B. The “Effective Date” of this Agreement is the date it is signed by Executive.

B. Executive understands and agrees that this Agreement covers all claims described in Paragraph A, including, but not limited to, any alleged violation of:

•	the Civil Rights Act of 1991;

•	Title VII of the Civil Rights Act of 1964, as amended;

•	the Americans with Disabilities Act;

•	the Employee Retirement Income Security Act;

•	the Worker Adjustment and Retraining Notification Act;

•	the Family Medical Leave Act;

•	the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act;

•	the Fair Labor Standards Act, to the extent permitted by law;

•	the Occupational Safety and Health Act of 1970;

•	the Ohio Fair Employment Practices Law, including but not limited to O.R.C. Title 41 § 4112.01 et seq.;

•	the Ohio Fair Employment Practices Law, ORC, Title 41 § 4112-01 et seq., as amended;

•	the Ohio Civil Rights Commission Policy Statement on AIDS;

•	the Ohio Equal Pay Law, O.R.C. Title 41 § 4111.13, 4111.17, and 4111.99, et seq., as amended;

•	the retaliation for exercise of rights under the Ohio Workers’ Compensation Law;

•	the Workers’ Compensation Anti-Retaliation Act, Ohio Rev. Code § 4123.90;

•	the Whistleblower Protection Act for Public Employees, Ohio Rev. Code § 124.341;

•	the Ohio Whistleblower Statute, Ohio Rev. Code § 4113.52;

•	the Ohio State Wage Payment and Work Hour Laws—Ohio Rev. Code Ann. § 4111.01, et seq.;

•	the Ohio Political Action of Employees Laws;

•	the Ohio Witness and Juror Leave Laws—Ohio Rev. Code Ann. § 2313.18, et seq.;

•	the Ohio Voting Leave Laws—Ohio Rev. Code Ann. § 3599.06, et seq.;

•	the Ohio Military Family Medical Leave Act—Ohio Rev. Code Ann. § 5906.01, et seq.;

•	any other federal, state or local civil, labor, pension, wage-hour or human rights law, federal or state public policy, contract or tort law;

•	any claim arising under federal or state common law, including, but not limited to, constructive or wrongful discharge or intentional or negligent infliction of emotional distress; and

•

any claim for costs or attorneys’ fees, except any claim specifically providing for payment of Executive’s attorneys’ fees by the Company, including but not necessarily limited to Section 6 of the Employment Agreement.

This Agreement does not include, and Executive does not waive, any rights or claims (1) that may arise after Executive signs this Agreement; (2) for alleged workplace injuries or occupational disease that arise under any state’s workers’ compensation laws (Executive does waive and fully release the Released Parties from any claims under Ohio Rev. Code § 4123.90); (3) for benefits in which Executive has a vested right under any pension plans; (4) that cannot be released by law; (5) to enforce this Agreement and the rights to the payments and benefits under Section(s) [•] of the Employment Agreement; (6) for indemnification under applicable law, the Company’s governing documents or Section 8 of the Employment Agreement; (7) related to his rights as a shareholder of the Company; or (8) to participate in any proceedings before an administrative agency responsible for enforcing labor and/or employment laws, e.g., the Equal Employment Opportunity Commission. Executive agrees, however, to waive and release any right to receive any monetary award from such proceedings. Nothing in this Agreement (including the confidentiality and non-disparagement provisions) shall be construed to limit Executive’s right to participate in administrative proceedings, as described in this Paragraph B, to provide information to an agency responsible for enforcing unemployment compensation laws or to file an action to enforce this Agreement.

Nothing in this Agreement (including the confidentiality and non-disparagement provisions) shall be construed to limit Executive’s right to (1) respond accurately and fully to any question, inquiry or request for information when required by legal process or from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding the Company, Executive’s employment, or this Agreement. Executive is not required to contact the Company regarding the subject matter of any such communications before engaging in such communications; (2) disclose information to an administrative agency responsible for enforcing labor and/or employment laws; or (3) to provide information to an agency responsible for enforcing unemployment compensation laws.

C. Executive agrees to keep the terms of this Agreement confidential and not to disclose the terms of this Agreement to any third party at any time, other than to Executive’s attorneys, taxing authorities or accountants, or as otherwise required by law. Executive agrees to use his best efforts to ensure that the terms of this Agreement are kept confidential by his spouse, heirs, assigns, attorneys, etc.

Executive is not prohibited from disclosing the terms of this Agreement to his spouse, if any, attorney, if any, or accountant, in a proceeding to enforce its terms or as otherwise required by law or court order. Should Executive receive legal papers or process that he believes would require him to disclose the terms of this Agreement, Executive agrees to notify, in writing and within seven (7) days of his receipt of such legal papers or process, [•].

D. In exchange for Executive’s promises contained herein, the Company agrees to pay Executive in accordance with Section [•] of the Employment Agreement.

E. The parties agree that if any provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, including the general release language, the provision declared illegal or unenforceable will immediately become null and void, leaving the remainder of this Agreement in full force and effect.

F. Executive is hereby advised to consult with an attorney regarding the terms, meaning and impact of this Agreement. IN ADDITION, EXECUTIVE UNDERSTANDS AND AGREES THAT (A) BY SIGNING THIS AGREEMENT, EXECUTIVE WAIVES AND RELEASES ANY CLAIMS EXECUTIVE MIGHT HAVE AGAINST ANY OF THE RELEASED PARTIES, INCLUDING, BUT NOT LIMITED TO, ANY CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967; (B) EXECUTIVE HAS TWENTY-ONE (21) DAYS FROM THE DATE OF RECEIPT OF THIS AGREEMENT TO CONSIDER WHETHER OR NOT TO EXECUTE THIS AGREEMENT, WHICH EXECUTIVE WAIVES BY VIRTUE OF HIS EXECUTION OF THE AGREEMENT DURING THE CONSIDERATION PERIOD; AND (C) AFTER EXECUTIVE SIGNS THIS AGREEMENT AND IT BECOMES EFFECTIVE, EXECUTIVE HAS SEVEN (7) DAYS FROM THAT DATE TO CHANGE HIS MIND AND REVOKE THIS AGREEMENT. TO REVOKE THIS AGREEMENT, EXECUTIVE MUST CLEARLY COMMUNICATE EXECUTIVE’S DECISION IN WRITING TO THE COMPANY AS PROVIDED IN PARAGRAPH C BY THE SEVENTH (7th) DAY FOLLOWING THE EFFECTIVE DATE OF THIS AGREEMENT. EXECUTIVE UNDERSTANDS AND AGREES THAT SHOULD HE REVOKE HIS RELEASE AND WAIVER AS TO CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, THE COMPANY’S OBLIGATIONS UNDER THIS AGREEMENT WILL BECOME NULL AND VOID.

G. Executive agrees that he will not, in any way, disparage the Company or any of the Released Parties. The Company agrees that it will not, in any way, disparage Executive. Further, Executive and the Company agree that they will not make, nor solicit, any comments, statement, or the like to the media, or to others, that may be considered to be derogatory or detrimental to the good name or business reputation of Executive or the Company.

H. Executive acknowledges that, through his employment with the Company, he has acquired and had access to the Company’s confidential and proprietary business information and trade secrets (“Confidential Information”). Executive acknowledges and agrees that the Company prohibits the use or disclosure of its Confidential Information and that the Company has taken all reasonable steps necessary to protect the secrecy of such Confidential Information. Executive acknowledges and agrees that “Confidential Information” includes any data or information that is valuable to the Company and not generally known to competitors of the Company or other outsiders, regardless of whether the Confidential Information is in printed, written or electronic form, retained in Executive’s memory or has been compiled or created by Executive, including but not limited to business plans; product designs, drawings and formulas; test and development data; customer or prospective customer, vendor, supplier and distributor information; financial information; marketing strategies; pending projects and proposals; personnel and payroll records; pricing data; contract terms; proprietary production processes; third-party information that the Company has a duty to maintain as confidential; and other business-related information that, if made available to the Company’s competitors or the public, would be advantageous to such competitors and detrimental to the Company. Executive agrees that Executive has not and in the future will not use, or disclose to any third party, Confidential Information unless compelled by law after reasonable advance notice to the Company, and further agrees to return all documents, disks, CDs, DVDs, drives, storage devices or any other item or source containing Confidential Information, or any other of the Company’s property, to the Company upon execution of this Agreement. Executive understands that he shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (1) is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive also understands that disclosure of trade secrets to attorneys, made under seal, or pursuant to court order is also protected in certain circumstances under 18 U.S. Code § 1833. If Executive has any question regarding what data or information would be considered by the Company to be Confidential Information subject to this provision, Executive agrees to contact [•].

I. THIS AGREEMENT CONTAINS THE COMPLETE UNDERSTANDING BETWEEN THE PARTIES. THE PARTIES AGREE THAT NO PROMISES OR AGREEMENTS WILL BE BINDING OR WILL MODIFY THIS UNDERSTANDING UNLESS IN WRITING AND SIGNED BY BOTH PARTIES. THIS AGREEMENT SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY PRIOR WRITTEN AGREEMENTS BY AND BETWEEN THE COMPANY AND EXECUTIVE.

J. This Agreement may be executed in multiple counterparts, each of which will be considered an original, and all of which will be considered a single memorandum. If Executive signs a facsimile copy of this Agreement, he also will provide the Company with a conforming original copy.

K. The validity, construction and interpretation of this Agreement and the rights and duties of the parties to this Agreement will be governed by the laws of the State of Ohio without regard to any state conflict of law rules.

[signature page to follow]

The parties agree that they have read this Agreement, understand and agree to its terms, and have knowingly and voluntarily signed it on the dates written below.

Gary M. Small

Date:

[First Federal Bank of the Midwest]

By:

Date:

[First Defiance Financial Corp.]

By:

Date:

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